EXHIBIT 99.1

Sevcon Reports Financial Results for First Quarter Fiscal 2017

SOUTHBOROUGH, Mass., Feb. 14, 2017 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the first quarter of fiscal 2017 ended December 31, 2016.

Management Comments

“First-quarter revenues increased 38% year over year, reflecting the $5.2 million contribution from our Bassi acquisition, partially offset by lower sales from the industrial side of the business due to a continuation of the challenging macroeconomic headwinds our customers are facing,” said Sevcon Chief Executive Officer Matt Boyle.  “Bassi has performed above our expectations, having reported 33% revenue growth post acquisition compared with the same three-month period in the prior year, and we expect that momentum to continue in the second quarter.”

“During the first quarter, sales to on-road customers were up 25% compared with last year, due to demand in Europe for two wheel vehicles and additional revenues from engineering services associated with two on-road projects, respectively. Sales in both the two-wheel and four-wheel sectors increased by double-digits, although this business will continue to fluctuate from quarter to quarter due to the timing of orders as we ramp up development and production activities.”

“Comparing Q1 2017 with Q1 2016, we were negatively impacted by a combination of factors that adversely affected gross profit. Sales mix, predominately the increase in Bassi sales offset by lower industrial market revenues, lowered gross profit by approximately $1.1 million. Following a change of requirements by a customer, we recognized $500,000 of potential additional costs against one project and we are currently renegotiating the scope of this project. Foreign currency fluctuations reduced reported gross profit by approximately $300,000, mainly due to a stronger U.S. dollar compared with both the British pound and the euro than in the prior-year period.”

“After the close of the first quarter, we announced a project to provide a bespoke drivetrain to a Sino/European OEM -- Sevcon's sixth major project in the development pipeline. The agreement contains two near-term milestones, including the initial product sample and proof-of-concept in the current second quarter of fiscal 2017, and performance testing in the customer's vehicle in the fourth quarter of fiscal 2017.”

“We remain very bullish about our prospects this year. While we expect challenging conditions in the industrial markets in the near-term, we expect to see further improvement in our on-road business as a result of our strong project pipeline. We are excited by the confidence that an increasing number of on-road OEMs are placing in our solutions, and we look forward to meeting the many milestones we have before us in 2017.  As we look even further out, our project pipeline and the market demand for electrification solutions provides us with significant opportunity for growth.”

First Quarter Fiscal 2017 Results Summary

Revenues increased to $12.5 million in the first quarter of fiscal 2017 from $9.1 million in the first quarter of fiscal 2016, reflecting $5.2 million in revenues from Bassi. Excluding Bassi, revenues were $1.7 million lower than in the prior-year period, reflecting continued weakness on the industrial side of the business. Foreign currency fluctuations decreased reported sales in the first fiscal quarter by $0.9 million, or 10.4%.

  Operating loss was $2.4 million, compared with operating income of $180,000 in the first quarter last year. Foreign currency translation had a net positive effect of $0.4 million, mainly due to the impact of the stronger U.S. dollar on British pound and euro denominated operating expense. The operating loss reflects our significant investment in both engineering and sales and marketing personnel to capitalize on our strong and expanding on-road project pipeline. Production revenues from these programs are expected to start in 2017-2018.

  There was an income tax benefit of $489,000, compared with an income tax charge of $11,000 in the prior year period.

  Net loss attributable to common stockholders was $2.5 million, or $0.48 per share, after a preferred share dividend of $91,000, or $0.02 per share, compared with net income of $11,000, or $0.00 per share, after a preference share dividend of $111,000, or $0.03 per share, in the first quarter of fiscal 2016.

  Adjusted EBITDA, which excludes Bassi acquisition costs, was a loss of $2.4 million in the first quarter of fiscal 2017, compared with $0.6 million in the first quarter of fiscal 2016.

First Quarter Fiscal 2017 Conference Call Details

Sevcon has scheduled a conference call to review its results for the first quarter tomorrow, February 15, 2017, at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company’s website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company’s website.

First Quarter Fiscal 2017 Financial Highlights
(In thousands, except per-share data)

	Three months ended
	December 31, 2016 (unaudited)	January 2, 2016 (unaudited)
Revenues	$ 12,543	$ 9,115
Gross Profit	2,753	4,116
Selling, general and administrative expenses	(3,731)	(2,760)
Research and development expenses	(1,441)	(860)
Acquisition costs	-	(316)
Operating (loss) income	(2,419)	180
Interest expense	(138)	(22)
Interest and other income	18	8
Foreign currency loss	(442)	(71)
(Loss) income before income taxes	(2,981)	95
Income taxes benefit (provision)	489	(11)
Net (loss) income	(2,492)	84
Net loss attributable to non-controlling interest	65	38
Net (loss) income attributable to Sevcon, Inc. and subsidiaries	(2,427)	122
Series A Preferred Share dividends	(91)	(111)
Net (loss) income attributable to common stockholders	(2,518)	11
Basic (loss) income per share	$ (0.48)	$ 0.00
Diluted (loss) income per share	$ (0.48)	$ 0.00
Average shares outstanding - Basic	5,214	3,429
Average shares outstanding - Diluted	5,214	3,576

Summarized Balance Sheet Data
(Dollars in thousands)
(Unaudited)

	December 31, 2016	September 30, 2016
Cash and cash equivalents	$ 10,400	$ 14,127
Receivables	11,144	12,193
Inventories	14,884	13,666
Prepaid expenses and other current assets	3,407	3,602
Total current assets	39,835	43,588
Intangible assets	8,751	9,185
Goodwill	7,631	7,794
Other long-term assets	8,626	8,406
Total assets	$ 64,843	$ 68,973

Current liabilities	$ 15,373	$ 16,118
Liability for pension benefits	10,779	11,511
Other long-term liabilities	18,470	19,573
Stockholders’ equity	20,254	21,739
Non-controlling interest	(33)	32
Total liabilities and stockholders’ equity	$ 64,843	$ 68,973

Reconciliation of GAAP to Non-GAAP Measures
(Dollars in thousands)
(Unaudited)

	Three months ended
	(in thousands of dollars)

	December 31, 2016	January 2, 2016

Net (loss) income	$ (2,492)	$ 84
Interest expense	138	22
Interest income	7	(8)
Income taxes	(489)	11
Depreciation	213	169
Amortization of Bassi intangible assets and
fair value adjustments arising on
acquisition of Bassi	235	-

EBITDA	$ (2,388)	$ 278

Bassi acquisition costs	-	316
Adjusted EBITDA	$ (2,388)	$ 594

Non-GAAP Financial Measures

Sevcon uses EBITDA and adjusted EBITDA, which are non-GAAP financial measures, in this news release.  The Company reports these metrics because they are key measures used by its management and Board of Directors to evaluate the ongoing performance of the business and to develop short and long-term operational plans. Accordingly, the Company believes that EBITDA and adjusted EBITDA provide useful information to investors and others in understanding and evaluating Sevcon’s operating results in the same manner as its management and Board of Directors.

Forward-Looking Statements

Statements in this release about the Company’s anticipated financial results and growth, as well as those about the development of its products and markets, including without limitation, statements about the benefits that may be obtained from certain customer contracts, are forward-looking statements that are based on management’s present expectations and involve risks and uncertainties that could cause actual results to differ materially from those projected. Important factors that could cause these statements not to be realized include that we may not be able to successfully integrate and manage the Bassi business, the Bassi acquisition may not further our business strategy or results as we expect, we may not be able to successfully complete the development of the controllers contracted by particular customers, the manufacturers for whom we are performing development work may decide not to commence production or purchase from us, and the markets for the particular vehicles may not develop as the manufacturers hope. Additional important factors are set forth under “Risk Factors” and elsewhere in the Forms 10-K and 10-Q we file with the SEC.

About Sevcon, Inc.

Sevcon is a global supplier of control and power solutions for zero-emission, electric and hybrid vehicles. Its products control on- and off-road vehicle speed and movement, integrate specialized functions, optimize energy consumption and help reduce air pollution. Sevcon’s Bassi Division produces battery chargers for electric vehicles; power management and uninterrupted power source (UPS) systems for industrial, medical and telecom applications; and electronic instrumentation for battery laboratories. The company supplies customers from its operations in the U.S., U.K., France, Germany, Italy, Canada, China and the Asia Pacific region, as well as through an international dealer network. Visit www.sevcon.com and www.bassi-srl.eu.

Contact:
David Calusdian
Sharon Merrill Associates
1 (617) 542 5300
SEV@InvestorRelations.com

Matt Boyle
President and CEO
1 (508) 281 5503
matt.boyle@sevcon.com